Filed Pursuant to Rule 433
Dated 08/22/06
Registration Statement No. 333-132201

Toyota
10 Year Non-Call 2-year CMS Spread Range Accrual Notes
FINAL TERMS

Issuer: Toyota Motor Credit Corp ("TMCC") (Aaa/AAA)

Security: 10-year NC 2-year CMS Spread Range Accrual Notes

Trade Date: August 22, 2006

Settlement Date: August 29, 2006

Maturity Date: August 29, 2016

First Call Date: August 29, 2008

Issue Size: $15 million

Issue Price: 100%

Re-Offer Price: 100%

Net Proceeds to Issuer: 100%

Redemption Price: 100%

Optional Redemption: The Notes may be redeemed in whole at par on the First Call Date, and quarterly thereafter

Redemption Notice: Minimum 10 calendar days

Coupon:
8.00% x (N/D);
where:
"N" is the number of Business Days in the Observation Period where the Reference Spread fixes at or above 0%;
"D" is the total number of Business Days in the Observation Period.

Observation Period:
From and including the prior payment date (or for the first payment period, the Settlement Date), to but excluding the next payment date. For every Observation Period, the observation that is made on the 5th Calendar Day preceding the next payment date will remain in effect for the remainder of the Observation Period.

Reference Spread:
10y USD Swap Rate - 2y USD Swap Rate

10y USD Swap Rate:
The 10 year USD Swap rate will be the rate as quoted on Reuters page ISDA FIX1 at 11am on each day during the Reference Period.

2y USD Swap Rate:
The 2 year USD Swap rate will be the rate as quoted on the Reuters page ISDA FIX1 at 11am on each day during the Reference Period.

Payment Frequency: Quarterly, beginning 3-months from Settlement Date

Business Day Convention: Following (New York, London), Unadjusted

Day Count: 30/360

Form of Offering: Public

Documentation: US MTN Program

Clearance: DTC

Denominations: $1,000 x $1,000

Lead Manager: Wachovia Capital Markets, LLC

Governing Law: New York

Listing: None

CUSIP: 89233PZC3

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling
1-704-715-8400.